Exhibit 15

The Board of Directors and Shareholders of

Atmos Energy Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Atmos Energy Corporation for the registration of 2,200,000 shares of its common stock to be filed with the Securities and Exchange Commission pertaining to the 1998 Long-Term Incentive Plan of Atmos Energy Corporation of our reports dated February 9, 2011, May 5, 2011 and August 4, 2011 relating to the unaudited condensed consolidated interim financial statements of Atmos Energy Corporation that are included in its Forms 10-Q for the quarters ended December 31, 2010, March 31, 2011 and June 30, 2011.

/s/ ERNST & YOUNG LLP

Dallas, Texas

October 28, 2011